EXHIBIT 99.1

VISTACARE REAFFIRMS FINANCIAL GUIDANCE FOR 2003 AND 2004
Company Announces Completion of Billing System Transition

SCOTTSDALE, AZ —January 15, 2004—VistaCare, Inc. (Nasdaq: VSTA) a leading provider of hospice services in the United States, today reaffirmed its financial guidance for 2003 and 2004. The Company will give a presentation later today at the 22nd Annual J.P. Morgan & Co. Healthcare Conference in San Francisco. The presentation is scheduled to begin today at 12:00 p.m. Pacific Time and will include a review of the company’s business strategy and the company’s historical financial results. It will be webcast live, as well as archived, at www.vistacare.com.

In its third quarter news release issued on November 6, 2003 and its third quarter conference call conducted on November 7, 2003, VistaCare provided the following guidance: For 2003 the Company expects net patient revenue growth of at least 40% compared with the previous year, organic patient census growth of 35%, and earnings per diluted share of between $0.85 and $0.87 (assuming a 23% effective tax rate). Adjusted earnings per diluted share (which assumes no effect from stock-based compensation expense and a 38% effective tax rate) are expected to range between $0.73 and $0.75. For 2004, the Company expects to achieve net patient revenue growth of between 30% and 35%, organic patient census growth of between 25% and 30% and diluted earnings per share growth of between 30% and 35%.

In addition, VistaCare announced that it had successfully completed a long-planned transition to a new billing system in late November. This proprietary system will allow the Company to support future revenue growth by helping to ensure accuracy in its billing of third-party payors. As a result of this transition, VistaCare collected approximately $36 million in receivables during the month of December compared with $7 million in November and the monthly average of approximately $16 million.

VistaCare currently plans to issue its fourth quarter and full year results after the market close on Thursday, February 26, 2004 and conduct its fourth quarter and full year conference call on Friday, February 27, 2004 at 11 a.m. Eastern Time.

About VistaCare

VistaCare is a leading provider of hospice services in the United States. Through interdisciplinary teams of physicians, nurses, home healthcare aides, social workers, spiritual and other counselors and volunteers, VistaCare provides care primarily designed to reduce pain and enhance the quality of life of terminally ill patients, most commonly in the patient’s home or other residence of choice.

This press release contains information about VistaCare’s anticipated adjusted diluted earnings per share, which is not a measure derived in accordance with generally accepted accounting principles (GAAP), and which excludes components that are important to understanding VistaCare’s financial performance. VistaCare provides anticipated adjusted diluted earnings per share in order to help investors and others compare VistaCare’s anticipated performance with similar companies on a basis that is consistent with that used by many investors and securities analysts. VistaCare’s anticipated adjusted diluted earnings per share should not be considered in isolation or as a substitute for comparable measures presented in accordance with GAAP. A reconciliation of VistaCare’s anticipated earnings per diluted share for 2003 to its adjusted earnings per diluted share for 2003 is presented in the following table:

VistaCare, Inc.
Reconciliation of Non-GAAP Financial Measures — Earnings Per Share
(In thousands except per share data)

Anticipated 2003	Range

Earnings per diluted share	$0.85	$0.87
Diluted shares	17,000	17,000
Net income to common shareholders	14,430	14,850
Add: income tax at 23%	4,310	4,436

Net Income before income taxes	18,740	19,285
Add: stock-based compensation	1,400	1,400

Adjusted net income before income taxes	20,140	20,685
Less: income tax at 38%	7,653	7,860
Adjusted net income to common shareholders	$12,487	$12,825

Diluted shares	17,000	17,000
Adjusted earnings per diluted share	$0.73	$0.75